Sun Bancorp, Inc. Names F. Clay Creasey to Board of Directors

Mount Laurel, N.J., April 21, 2014 – Sun Bancorp, Inc. (the "Company") has appointed F. Clay Creasey to the Board of Directors of the Company.  Mr. Creasey will also serve as a director of Sun National Bank, the Company's wholly-owned subsidiary, and as a member of the Audit, Risk and ALCO/Investment Committees of the Company's Board of Directors.

Mr. Creasey is Executive Vice President and Chief Financial Officer of Toys“R”Us, Inc.  He joined Toys“R”Us, Inc. in 2006 with more than 25 years of financial management experience in the retail industry.  Mr. Creasey began his retail career at Lucky Stores, a large, public grocery where he spent 11 years in various corporate and division financial roles.  More recently, he spent 13 years at Mervyn’s, a subsidiary of Target Corporation, and served as their Chief Financial Officer for five years.

Mr. Creasey also spent one year as the financial head of Zoom Systems, a San Francisco-based start-up company in the automated retail sector.  During his career, he has been involved with several corporate and operational restructurings and financial turnarounds.  Before entering the retail sector, Mr. Creasey spent two years as an Actuarial Analyst at Fireman’s Fund and six years as a Corporate Lending Officer with Crocker Bank.

He holds a bachelor’s degree and a Masters of Business Administration from Stanford University and is a Certified Public Accountant.

“Clay Creasey has robust corporate leadership skills with extensive experience in restructurings and financial turnarounds and will be a valuable addition to our board,” said Sidney R. Brown, Sun’s Chairman and Interim President and CEO. “Additionally, Clay brings banking knowledge and expertise in risk management, regulatory compliance, credit and corporate lending.  On behalf of the board and the entire organization, we welcome Clay to Sun and look forward to his contribution to the Company.”

About Sun
Sun Bancorp, Inc. (NASDAQ: SNBC) is a $3.1 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mt. Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers through 50-plus locations in New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

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